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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMUNITY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

COMMUNITY CAPITAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2009

The 2009 annual meeting of shareholders of Community Capital Corporation will be held at CapitalBank, 109 Montague Avenue, Greenwood, South Carolina, on Wednesday, May 20, 2009, beginning at 9:00 a.m. eastern time, for the following purposes:

(1)	To elect four members to our Board of Directors;

(2)	To ratify the appointment of Elliott Davis, LLC, Certified Public Accountants, as our independent auditors for the fiscal year ending December 31, 2009; and

(3)	To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 13, 2009 are entitled to notice of, and to vote at, the annual meeting or any adjournment of the meeting.

You are cordially invited and urged to attend the annual meeting in person, but if you are unable to do so, please date, sign, and promptly return your proxy in the enclosed, self-addressed, postage-paid envelope. If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked at any time before it is exercised.

Each shareholder who attends the meeting may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders attending the meeting and holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Patricia C. Hartung
Chairman of the Board

Greenwood, South Carolina

April 10, 2009

COMMUNITY CAPITAL CORPORATION

1402-C Highway 72 West

Greenwood, South Carolina 29649

PROXY STATEMENT

This proxy statement contains information related to the 2009 annual meeting of our shareholders to be held at CapitalBank, 109 Montague Avenue, Greenwood, South Carolina, on Wednesday, May 20, 2009, at 9:00 a.m. eastern time, and at any adjournment of the meeting. We are mailing this proxy statement to shareholders on or about April 10, 2009.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of our independent auditors. In addition, management will report on our performance and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 13, 2009, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any adjournment of the meeting.

What are the voting rights of the holders of our common stock?

Cumulative voting for the election of directors is not available under our Articles of Incorporation. Consequently, each outstanding share of our common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Who can attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and one guest may accompany each shareholder. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:45 a.m. eastern time. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. We will not permit cameras, recording devices, or other electronic devices at the meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date constitutes a quorum, permitting the meeting, or any adjournment of the meeting, to take place. As of the record date, approximately 1,425 shareholders held of record

4,516,790 issued and outstanding shares of our common stock. Consequently, the presence of the holders of common stock representing at least 2,285,396 votes will be required to establish a quorum.

We will consider directions to withhold authority to vote for directors, abstentions, and broker non-votes to be present in person or by proxy and entitled to vote. Therefore, we will count these shares for purposes of determining whether a quorum is present at the annual meeting. (A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.)

If a quorum is not present or represented at the annual meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. Our directors, officers, and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone, or telegraph. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, the individuals designated by the Board of Directors on the proxy card as proxy holders will vote it as you direct. If you are a holder of record as of the record date and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Unless you give other instructions on your proxy card, the designated proxy holders will vote in accordance with the Board’s recommendations set forth below. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised at the annual meeting by (i) delivering to our Corporate Secretary a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting, or (iii) attending the annual meeting and voting in person. Please note that your attendance at the meeting will not automatically revoke your proxy. You must specifically revoke your proxy. Whether or not you plan to attend the annual meeting, you are urged to sign and return the enclosed proxy.

What vote is required to approve each item?

Election of Directors. The four nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the annual meeting will be elected to the Board of Directors. Accordingly, directions to withhold authority, abstentions, and broker non-votes will have no effect on the outcome of the vote. You cannot vote, in person or by proxy, for a greater number of persons than five, the number of nominees named in the proxy.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Street Name. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Who bears the cost of this proxy statement and who may solicit proxies?

We will bear the cost of preparing, assembling, and mailing this proxy statement and the form of proxy. Our directors, officers, and employees may also solicit proxies personally or by mail, telephone, or telegram. No compensation will be paid for these solicitations. In addition, we may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward our proxy solicitation materials to the beneficial owners of our common stock held of record by these entities, and we will reimburse their reasonable forwarding expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a classified Board of Directors so that, as nearly as possible, one-third of the members of the Board are elected at each annual meeting to serve until the third annual shareholders’ meeting after their election. At the date of the 2009 annual meeting of shareholders, the Board will consist of twelve directorships divided into three classes each consisting of four members. The Board has determined that all directors, except William G. Stevens, are independent under the Marketplace Rules of the NASDAQ Global Market (“NASDAQ”).

In March 2008, we amended our Bylaws to revise the mandatory retirement provision for directors based upon age. The term of each director shall expire at the first annual meeting of shareholders held after such director’s seventy-fourth birthday. As of the 2009 annual meeting of shareholders, the service of Thomas C. Lynch, Jr. as a director will terminate as a result of our mandatory retirement provision. In connection with the scheduled retirement, the Board approved the reduction in the size of the Board from twelve to eleven members, effective as of the day of the 2009 annual meeting of shareholders.

The Board proposes four individuals as nominees to serve from the date of their election at the annual meeting until the 2012 annual meeting of shareholders, or until their successors shall have been earlier elected and qualified. After the 2009 annual meeting of shareholders, the Board will consist of eleven directors divided into two classes each consisting of four members and one class consisting of three members.

All of the nominees are currently members of the Board and were each initially recommended by our Nominating Committee and approved by a unanimous vote of the Board. Each of these nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the persons named as proxy holders on the attached proxy card may designate a substitute nominee in accordance with their best judgment. In that case, the proxy holders will vote for the substitute nominee.

Terms Expiring in 2012: B. Marshall Keys, George B. Park, George D. Rodgers, Lex D. Walters, PhD

The Board recommends that shareholders vote “FOR” each of the persons listed above.

Who are the current members of the Board?

The following table identifies the names, ages, Board term expiration, and committee memberships of our Board members as of the date of this proxy:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee	Capital Committee
Harold Clinkscales, Jr.	56	2010		**	*	*

Patricia C. Hartung	55	2011	*	*		*	*

Wayne Q. Justesen, Jr.	63	2010	*	*	*	*

B. Marshall Keys	58	2009[1]				*	*

Clinton C. Lemon, Jr.	64	2010	*

Miles Loadholt	66	2011	*

Thomas C. Lynch, Jr.	74	2011[2]			**		*

H. Edward Munnerlyn	65	2011		*		**	*

George B. Park	58	2009[1]	*	*			**

George D. Rodgers	65	2009[1]					*

William G. Stevens	64	2010				*	*

Lex D. Walters, Ph.D.	71	2009[1]	**	*	*

[1]	These directors are nominated for re-election at the 2009 annual meeting of shareholders for terms expiring at the annual meeting expected to be held in 2012.
[2]	This director will retire following the annual meeting expected to be held in 2009.
*	Member
**	Chairperson

Important Information Regarding Directors

Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2012:

B. Marshall Keys, has owned and operated Palmetto Insurance Associates, L.L.C. of Belton, South Carolina and the Keys Insurance Agency, Inc. since 1973. He has served as one of our directors since May 2000.

George B. Park, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993. Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company. Prior to 1989, he was co-owner, Vice President and Corporate Secretary of

George W. Park Seed Company. He has served as one of our directors since our inception in April 1988, and also serves as Assistant Secretary to Community Capital Corporation and CapitalBank.

George D. Rodgers, has been the owner of Palmetto Insurance Associates, L.L.C. of Anderson and its predecessor in Clemson, South Carolina since 1985. Mr. Rodgers has served as one of our directors since June 1995.

Lex D. Walters, Ph.D., has served as President Emeritus of Piedmont Technical College since February 2008. Prior to 2008, he served as President of Piedmont Technical College since 1968. He has served as one of our directors since our inception in April 1988.

Director Nominees for Terms Expiring at the Annual Meeting Expected to be Held in 2011:

Patricia C. Hartung, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989. She has served as one of our directors since our inception in April 1988.

Miles Loadholt, is a Senior Partner of Motley Rice, LLC (f/k/a Ness, Motley, Loadholt, Richardson & Poole), where he has practiced law since 1968. He has served as one of our directors since May 1999.

Thomas C. Lynch, Jr., served as a pharmacist and President of Lynch Drug Company, a retail pharmacy in Clemson, South Carolina, from 1963 until its sale to Eckerd Drug, Inc. in January 1997. Mr. Lynch has served as one of our directors since June 1995. Mr. Lynch will retire from the Board at the end of the 2009 Annual Meeting of Shareholders.

H. Edward Munnerlyn, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989. Prior to 1989 he was employed by Greenwood Mills, Inc. for twenty years and was Executive Vice President when he left Greenwood Mills, Inc. in 1988. He has served as one of our directors since our inception in April 1988.

Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2010:

Harold Clinkscales, Jr., has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974. He has served as one of our directors since January 2000.

Wayne Q. Justesen, Jr., has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983. He has served as one of our directors since our inception in April 1988.

Clinton C. Lemon, Jr., has served as Chairman and Chief Executive Officer of Southern Tank Transport in Harleyville, South Carolina since 1993. Mr. Lemon is also President of The Geo. A. Rheman Company, Inc. since 1976, Southern Chemical Haulers Inc. since 1982, Craven Land, Inc. since January 2005, L & H Property Holdings, LLC since December 2004, and Southern Transportation, LLC since 2003. Mr. Lemon has served as one of our directors since March 1997.

William G. Stevens, has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present.

NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

What is the role of the Board’s committees?

The Board has standing Audit, Compensation, Nominating, Corporate Governance, and Capital Committees.

Audit Committee. We describe the functions of the Audit Committee under the heading “Report of the Audit Committee.” The Audit Committee operates under a written Charter. The Board has determined that all of the current members of the Audit Committee meet the independence criteria prescribed by NASDAQ and the Securities and Exchange Commission for service on the Audit Committee. The Board of Directors has determined that Ms. Hartung is a financial expert, as that term is defined in Item 401(h)(2) of Regulation S-K under the Exchange Act. The Audit Committee met six times during 2008.

Compensation Committee. We describe the functions of the Compensation Committee under the heading of “Report of Compensation Committee.” The Compensation Committee met ten times during 2008. The Board has determined that all of the members of the Compensation Committee are independent directors under the applicable rules of NASDAQ.

Nominating Committee. The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates for election as director, and recommends director nominees to the Board. The Board has determined that all of the members of the Nominating Committee are independent directors under the applicable rules of NASDAQ. The Nominating Committee operates under a written Charter. The Nominating Committee met two times in 2008.

Corporate Governance. The Corporate Governance Committee reviews and develops policies by which the Board and its committees govern their oversight of our management. The Corporate Governance Committee met five times in 2008.

Capital Committee. The Capital Committee analyzes sources and uses of capital, including the payments of dividends to shareholders, acquisitions, and divestitures. The Capital Committee met six times in 2008.

How does the Board select nominees for the Board?

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our corporate Secretary in writing with whatever supporting material the shareholder considers appropriate, as long as the material includes at a minimum pertinent information concerning the nominee’s background and experience. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles relating to shareholder nominations as described below under the heading “When are shareholder proposals for the 2010 Annual Meeting due?”

Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.

The Committee bases this initial determination on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The Committee also bases this initial determination primarily on the need for additional Board members to fill vacancies and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications set out in its Charter, including without limitation independence, strength of character, business or financial expertise, current or recent experience as an officer or leader of another business, experience as a director of another public company, regulatory compliance knowledge, industry trend knowledge, product/service expertise, practical wisdom, mature judgment, time availability (including the number of other boards he or she sits on in the context of the needs of the board and the company and including time to develop and/or maintain sufficient knowledge of the company and its industry), geography, age, and gender and ethnic diversity on the board.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, if warranted, the Committee makes a recommendation to the Board as to the persons who should be nominated by the Board. The Board determines the nominees after considering the recommendation and report of the Committee.

How often did the Board meet during fiscal year 2008?

Our Board held a total of twelve regular meetings during 2008. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. We request, but do not require, each member of the Board to attend each annual shareholder meeting. All our directors attended last year’s annual shareholder meeting. We expect our directors to dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties, including attending our shareholder meetings and the meetings of the Board and its committees on which he or she serves.

How are directors compensated?

Each of our directors is also a director of CapitalBank. Currently, each director of CapitalBank receives a retainer fee of $1,100 per month, except for the Chairman of the Board, who receives a retainer fee of $3,300 per month. Each director of CapitalBank receives a fee of $200 for attending each regular and special board or committee meeting, except for the Chairman of the Board. The Chairs of our Audit, Capital, Corporate Governance, Compensation Loan and Wealth Management Committees receive a retainer fee of $200 per month. The Chair of our Nominating Committee receives a retainer fee of $200 only for the months in which the committee has a meeting.

Our directors are also encouraged to attend our advisory board meetings, and are paid for attending two meetings each fiscal year in the amount of $200 per meeting.

We, or CapitalBank, as applicable, also reimburse directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of our company or of CapitalBank.

Our directors are also eligible for issuances of stock options, stock appreciation rights, restricted stock, and performance shares under our 2004 Equity Incentive Plan; however, as of April 10, 2009, no outstanding or unexercised stock options, stock appreciation rights, restricted stock or performance have been issued to our directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold Clinkscales, Jr.	$23,200		—	—	—	—	—	$23,200

Patricia C. Hartung	$39,600		—	—	—	—	—	$39,600

Wayne Q. Justesen	$21,800		—	—	—	—	—	$21,800

B. Marshall Keys	$23,400	(2)	—	—	—	—	—	$23,400

Clinton C. Lemon Jr.	$21,200		—	—	—	—	—	$21,200

Miles Loadholt	$21,300	(3)	—	—	—	—	—	$21,300

Thomas C. Lynch Jr.	$20,600		—	—	—	—	—	$20,600

H. Edward Munnerlyn	$24,100		—	—	—	—	—	$24,100

George B. Park	$24,600		—	—	—	—	—	$24,600

George D. Rodgers	$23,100		—	—	—	—	—	$23,100

William G. Stevens	$0		—	—	—	—	—	$0

Lex D. Walters, PhD	$25,000	(4)	—	—	—	—	—	$25,000

(1)	Amounts in this column reflect amounts paid in cash in 2008. Directors are eligible to participate in a nonqualified deferred compensation plan that allows deferral of up to 100% of cash fees earned during the year for meetings of CapitalBank. The plan is operated in compliance with IRS Code §409A. Directors must make their deferral elections prior to the year in which the deferred fees are earned. As of December 31, 2008, the interest on deferrals is 7.25%, which is based on the Wall Street Journal Prime Rate at the beginning of the plan year.
(2)	Includes $11,400 in deferred fees.
(3)	Includes $21,100 in deferred fees.
(4)	Includes $24,800 in deferred fees.

What related party transactions involve directors and officers?

Our wholly-owned bank subsidiary, CapitalBank, in the ordinary course of its business, makes loans to and has other transactions with our directors and officers and their associates (“Affiliated Persons”). All loans, other extensions of credit, and other transactions between Affiliated Persons and CapitalBank or us are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. CapitalBank expects to continue to enter into transactions in the ordinary course of business on similar terms with the Affiliated Persons. The aggregate dollar amount of the loans outstanding to Affiliated Persons of CapitalBank was approximately $20.0 million at December 31, 2008.

We purchase various types of insurance from Palmetto Insurance Associates, L.L.C. of Anderson, a South Carolina limited liability company owned in part by two of our directors. We paid insurance premiums to this company in the amounts of $97,997, $86,894 and $175,867, in 2008, 2007, and 2006, respectively. We believe that the terms of our policies with this company are no more or less favorable to us than similar policies that would be obtainable through arms’ length negotiations with companies not owned in whole or in part by related parties. Indeed, the charges for the majority of the insurance coverages are determined by competitive bids.

Who are the Company’s Executive Officers?

The following individuals constitute our named executive officers:

Name	Age	Offices Held
William G. Stevens	64	President and Chief Executive Officer

R. Wesley Brewer	41	Chief Financial Officer, Executive Vice President, and Secretary

Mr. Stevens has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present. NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Mr. Brewer has served as our Chief Financial Officer, Executive Vice President, and Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Secretary of CapitalBank since January 1, 2001. He served as our Controller, and Controller of our subsidiaries, from 1997 until 2000. The Federal Deposit Insurance Corporation employed Mr. Brewer for five years prior to 1997.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed Elliott Davis, LLC, as independent auditors for the fiscal year ending December 31, 2009, subject to shareholder ratification. If the shareholders do not ratify this appointment, the Board of Directors upon recommendation of the Audit Committee will consider other certified public accountants. We provide additional information relating to our Audit Committee below under the heading “Audit Committee Report.”

We expect a representative of Elliott Davis, LLC, to be in attendance at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements for 2008 and 2007, together with fees for audit-related services and tax services rendered by Elliott Davis, LLC for 2008 and 2007.

	2008	2007
Audit Fees[1]	$101,000	$97,300
Tax Fees	$7,200	$6,000
All Other Fees[2]	$21,365	$20,705

Total	$129,565	$124,005

[1]

Audit fees consisted primarily of the audit of the Company’s annual financial statements for 2008 and 2007 and for reviews of the financial statements and for reviews of the consolidated financial statements included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q for 2008 and 2007.

[2]	Other fees include the audit of the Company’s 401(K) plan as well as miscellaneous accounting and tax issues research and consultation during 2008 and 2007.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that provision of such services by Elliott Davis, LLC was compatible with the maintenance of Elliott Davis, LLC’s independence in the conduct of its auditing functions.

The Board recommends that shareholders vote “FOR” the ratification of Elliott Davis, LLC as our independent auditors for fiscal year ending December 31, 2009.

OTHER BUSINESS

As of the date of this proxy statement, our Board knows of no other matter to come before the annual meeting. However, if any matter requiring a vote of the shareholders should arise, the Board designees intend to vote the proxy in accordance with the Board’s recommendation, or in the absence of a Board recommendation, in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

Who are the largest owners of our stock?

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 13, 2009. Information is presented for each shareholder who was the beneficial owner of more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Community Capital Corporation Employee Stock Ownership Plan with 401k Provisions, 1402-C Highway 72 West, Greenwood, SC 29649	255,209	5.65%

Tontine Financial Partners, L.P., 55 Railroad Avenue, Third Floor Greenwich, Connecticut 06830	264,678	5.86%

(1)	We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities. We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 13, 2009, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person. We base percentage ownership on 4,516,790 shares outstanding on March 13, 2009.

How much stock do our directors and executive officers own?

The following table shows, as of March 13, 2009, the amount of our common stock beneficially owned (unless otherwise indicated) by: (i) each of our directors, each nominee for director, and each of our executive officers, individually, and (ii) all of our directors and executive officers, as a group. Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)		Percentage (1)
William G. Stevens	143,617	(2)	3.18

George B. Park	97,383	(3)	2.16

Lex D. Walters, Ph.D.	86,663	(4)	1.92

Miles Loadholt	56,699	(5)	1.26

R. Wesley Brewer	46,583	(6)	1.03

Thomas C. Lynch, Jr	41,577	(7)	*

Name	Number of Shares Beneficially Owned (1)		Percentage (1)
Harold Clinkscales, Jr.	40,829	(8)	*

Wayne Q. Justesen, Jr.	29,067	(9)	*

Clinton C. Lemon, Jr.	27,153	(10)	*

Patricia C. Hartung	18,526		*

B. Marshall Keys	17,207	(11)	*

H. Edward Munnerlyn	10,329	(12)	*

George D. Rodgers	9,701	(13)	*

All directors and executive officers as a group (13 persons)	625,334		13.84%

*	Amount represents less than 1.0%.
(1)	We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities. We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 13, 2009, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person. We base percentage ownership on 4,516,790 shares outstanding on March 13, 2009.
(2)	Includes 11,800 shares held by Mr. Stevens’ wife. Includes 103,634 shares pledged as security.
(3)	Includes 96,845 shares pledged as security.
(4)	Includes 6,121 shares held by Dr. Walters’ wife. Includes 80,000 shares pledged as security.
(5)	Includes 36,978 shares pledged as security.
(6)	Includes 10,906 shares pledged as security.
(7)	Includes 29,931 shares held jointly with Mr. Lynch’s wife.
(8)	Includes 12,907 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.
(9)	Includes 18,533 shares pledged as security.
(10)	Includes 1,150 shares held in the C. Calhoun Lemon, Sr. 1972 Trust.
(11)	Includes 100 shares held by Mr. Keys’ wife, and 603 shares held in the name of Mr. Keys’ business.
(12)	Includes 928 shares held by Mr. Munnerlyn’s wife. Includes 8,000 shares pledged as security.
(13)	Includes 395 shares in an IRA for Mr. Rodgers’ wife, and 253 shares held in the W. Gordon Rodgers Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal year 2008 with the filing requirements under Section 16(a) of the 1934 Act.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and policies for 2008 as applicable to our named executive officers (NEOs) and reviews the structure and intent associated with each material element of the NEOs’ total compensation. Throughout this discussion, the individuals who served as the Company’s Chief Executive Officer and the Chief Financial Officer during fiscal 2008, are referred to as the “Named Executive Officers.” These individuals are considered the Company’s executive officers for purposes of the applicable rules of the Securities and Exchange Commission (“SEC”).

The Compensation Committee (the “Committee”) of our Board of Directors has strategic and administrative responsibility for overseeing the Company’s overall executive compensation philosophy, establishes and implements the Company’s compensation program for the Named Executive Officers and monitors the Company’s adherence to that program. For 2008, the Compensation Committee of our Board of Directors was composed of six members, each of whom is an independent director under the rules of Financial Industry Regulation Authority (formerly the National Association of Securities Dealers). The current members remain the same as for 2007 and are Messrs. Harold Clinkscales, Jr. (Chairman), George B. Park, Wayne Q. Justesen, Jr., Lex D. Walters, PhD, H. Edward Munnerlyn and Ms. Patricia C. Hartung. Mr. Clinkscales succeeded Mr. Justesen as Chairman of the Committee effective after the Annual meeting in May of 2008.

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of our executive officers. The Committee evaluates compensation to ensure that the Company maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation remains competitive relative to the compensation paid to similarly situated executives. The Committee operates according to the terms of the Compensation Committee Mission Statement which describes the Committee’s objectives. The Committee evaluates and recommends to the Board appropriate policies and decisions relative to executive officer salaries, benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s proxy statement. The Committee meets as often as necessary to carry out its responsibilities. Any Committee member may request the Committee Chairman to convene a meeting. During 2008, the Committee held ten meetings in person. The Committee’s authority and responsibilities, include the authority to retain and terminate any legal counsel or compensation or other consultant used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Compensation Philosophy

The central principle of the Company’s compensation philosophy is to attract, motivate, reward, and retain experienced, high-achieving senior executives to enhance the Company’s performance, achieve corporate objectives, and increase shareholder value by rewarding past performance and seeking to align their long term interest with those of our shareholders. The policies and underlying philosophy governing our compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Evaluate the performance of executive management and the executive management succession plan.

•

Design compensation components (salary, cash incentive, equity compensation and deferred compensation) competitive with compensation levels for executives with similar responsibilities at banks of similar asset size, business strategy and geographic presence.

•	Maintain an appropriate balance between base salary, and short and long term incentive opportunity.

•	Provide executive incentive compensation opportunities contingent upon the Company’s annual and long-term performance.

•	Establish a consistent market position to determine appropriate fit for executives’ compensation relative to peers.

•	Encourage achievement of strategic objectives and creation of shareholder value.

•	Award total compensation that is both reasonable and effective in attracting, retaining, and motivating talented executives critical to the Company’s success.

•	Align executive compensation with shareholder value.

The Committee sets corporate goals and objectives relevant to the NEO’s compensation, including performance measures, and determines and designs the components comprising executive compensation. Our total compensation package for our NEOs takes into account asset size, growth, and performance of the Company. We target total compensation for NEOs similar to that of comparably-sized, regional community banks that are publicly traded, assuming Company performance is at expected, target levels. In determining the incentive components of the NEO’s compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the NEOs in past years. The Committee annually reviews and evaluates the CEO’s and CFO’s performance in light of those goals and objectives. The Committee has the sole authority to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) special or supplemental benefits, if any. Executive Officers of CapitalBank are also eligible to participate in executive benefit programs that are designed to ensure adequate benefits at retirement, death, or disability. These benefit programs are also designed to act as a retention device for key officers of CapitalBank.

Our compensation structure is designed to serve as a team-based compensation structure that focuses on consistency of total compensation among the top management group. The Company desires to create short-, intermediate-, and long-term incentive opportunities for the NEOs. Over the long-term, we seek to align the interests of the NEOs with those of the shareholders’ by establishing equity ownership opportunities. For members of the NEO’s team, the cash portion of compensation is tied directly to the Company’s strategy, specifically asset growth, safety and soundness, and earnings growth. Consistent with the philosophy of linking compensation to performance, our compensation plans are designed to provide fixed compensation (salaries) near the median (50th percentile) of the peer group and provide the opportunity to earn variable or performance based incentives (annual cash incentives and equity awards) approximating similar awards to executives in the upper quartile (75th percentile) of the peer group when the Company performance achieves its targeted incentive goals. Accordingly, base salary and incentive awards (short term and long term) are designed to provide compensation similar to that paid executives with comparable responsibilities at peer banks of similar asset size, complexity and with similar products and markets, upon achieving expected growth and shareholder value. The maximum incentive awards are based upon our strategic goals and offer the opportunity to reward the executives with incentive payments similar to those paid peers of high performing banks. Retirement and supplemental benefits are designed to provide 1) competitive, cost-effective levels of protection against contingencies, including retirement, death and disability, which could interrupt employment and disrupt income received from us, and 2) reward the NEO’s for continued service with us.

The CEO makes recommendations to the Board of Directors through the Compensation Committee for appropriate performance measures and targets used to determine annual and long-term incentive awards for the CFO. The CEO evaluates the performance of the senior executives, including the CFO, and, based on these performance evaluations, and other applicable data, he makes recommendations concerning salaries and incentive awards to the Compensation Committee and shares with them the basis for his recommendations. The Committee, at their discretion and utilizing additional data provided by other sources, including a compensation consultant, may accept, approve, reject or modify the CEO’s recommendation. The Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Use of Compensation Consultants

The Compensation Committee has engaged a compensation consulting firm to advise the Committee with regard to individual executive compensation packages, specifically with regard to our CEO and CFO, as well as other compensation related projects. Since 2004, the Committee has engaged a consultant to review the compensation of our CEO and CFO and compare it to those of similar financial institutions. In 2008, we retained a consultant to assist the Committee with several projects intended to educate the Committee on current executive compensation trends, Committee responsibilities and comparable peer groups. The consulting firm provides expertise in executive compensation and benefits, specializing solely in the community bank market. The engagements focused on NEO compensation involved 1) reviewing and modifying the peer group to ensure appropriate comparisons, as well as compile information from published national and regional surveys; 2) review of executive Employment Agreements to ensure compliance with IRC 409A; and 3) design of annual performance based cash incentives based on specific bank and individual criteria predicated on improving shareholder value.

As part of the initial engagement to establish the Named Executive Officers’ compensation in 2008, the Company used a peer group comprised of twenty-two (22) publicly traded banks recommended by the consultant as the basis for determining executive compensation, supported by supplemental survey information published by Watson Wyatt, American Banker’s Association (ABA) and Bank Administration Institute (BAI). The peer group composition changed slightly from 2007, primarily due to mergers and acquisition among the peer group, plus the increase in the number of peer banks from twenty-one (21) in 2007 to twenty-two (22) for 2008. The Committee also considered other generally available published data related to anticipated cost of living adjustments and discussions of general market conditions related to banking. Conversely, the Committee believes that the consultant produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. The Committee determined, based on discussions with the compensation consultant, that compensation for a select peer group of twenty-two banking organizations with assets of $658 million to $1.4 billion was an appropriate benchmark for the Company. The peer group was comprised of the following organizations:

First Security Group	Chattanooga, TN
Capital Bank Corp	Raleigh, NC
Colony Bankcorp, Inc.	Fitzgerald, GA
Bank of Granite Corp.	Granite Falls, NC
PAB Bankshares, Inc.	Valdosta, GA
Atlantic Coast Federal Corp	Waycross, GA
Yadkin Valley Financial, NC	Elkin, NC
Southeastern Bank Financial Corp	Augusta, GA
BNC Corporation	Thomasville, NC
First South Bancorp, Inc.	Washington, NC
CenterState Banks of FL	Davenport, FL
Cooperative Bankshares, Inc.	Wilmington, NC

WGNBCorp	Carrollton, GA
Peoples Bancorp of North Carolina, Inc.	Newton, NC
National Bankshares	Blacksburg, VA
Crescent Banking Company	Jasper, GA
Tennessee Commerce Bancorp	Franklin, TN
Appalachian Bancshares, Inc.	Ellijay, GA
Crescent Financial Corporation	Cary, NC
Commonwealth Bankshares	Norfolk, VA
Atlantic Southern Financial group, Inc.	Macon, GA
Security Federal Corporation	Aiken, SC

A peer group review of CEO compensation revealed our CEO’s salary is slightly below median and approximately 20% less than that paid peers in the upper quartile. The review also confirmed the Committee’s intent to provide the opportunity for the NEO’s to realize incentive awards paid to peers of high performing banks.

The Company’s performance based annual incentive compensation plan covers all employees, including the NEOs. Total cash incentive earned (expensed) in 2007 and paid in 2008 for our combined two named executives was approximately 29% of total bonus and incentive compensation expense for the entire Company. Our goal in this process was to compare our total incentive payments to those of other similar financial institutions and determine how we rank. In 2007, and again in 2008, we revised our bonus and incentive compensation guidelines which are discussed in greater detail later in this section. For 2008, overall bank performance was below expectations and targeted objectives, and accordingly, no bonus or incentive awards were paid for 2008.

Objectives and Elements of our Compensation Programs

Our Compensation Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives. The objectives of our compensation program guidelines are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. We believe incentive compensation should be tied to shareholder value. We further understand that while our executives and their teams cannot directly control the stock market, our stock price or the market economy in general, they can affect earnings and growth, which affects current and future shareholder value. Our incentive compensation guidelines are designed such that there is a degree of directional consistency between earnings and growth versus incentive compensation payments. During 2008, the Committee revised the current annual incentive performance goals to reflect a greater emphasis on EPS growth and less weight on asset growth. The measure used to determine actual performance compared to targeted performance was Return on Assets (ROA). The relationship of actual ROA for 2008 to projected or targeted ROA for 2008 determined the portion of the targeted incentive award eligible to be paid. Actual performance for 2008 was near the “minimum” required to generate an incentive award, and as noted above, no cash incentives were paid for 2008.

The named executive officers’ compensation is comprised of the following elements: base salary, cash based short-term annual incentives, long term stock incentives, qualified and non-qualified retirement arrangements, employment agreements and split dollar agreements. The following table lists the elements of our 2008 executive compensation program and the primary purpose and form of each element.

Element	Objectives and Basis	Form
Base Salary	The objective is to pay competitive salaries to attract and retain qualified executives. NEO salaries are intended to be competitive and reflect the individual’s experience, performance, responsibilities and past and potential contribution to the Company. Base salaries for NEOs are generally targeted to the median (50th percentile) of the competitive market as established by a selected peer group of banking institutions.	Cash

Annual Cash Incentive (Bonus)	The Annual Cash Incentive for the NEOs is structured to put a significant portion of the NEO’s total compensation package at risk. The Annual Cash Incentive is driven by performance and structured to reward the NEO’s contingent on meeting predefined corporate, business unit or department and individual objectives as recommended by the CEO and modified or approved by the Compensation Committee and the Board of Directors. The Company communicates the associated performance objectives, goals, and award opportunities to the NEOs at the beginning of the year.	Cash

Equity Awards	Equity Awards are designed to drive Company performance and more closely align NEO’s interest with the shareholders’ interest and to retain executives through long-term vesting and potential wealth accumulation. These awards are granted at the discretion of the Board of Directors, have a ten year life and a three year vesting period, with no flexibility. The number of shares awarded is influenced by the Company’s overall performance measured relative to peer banks, however other factors may enter into a decision to award equity, such as employee retention.	Restricted Stock Awards

Retirement Benefits	The Bank sponsors a qualified retirement plan for all employees that includes Bank matching contributions, providing a tax-deferred means to save for retirement.	401(K) savings plan

	The NEOs currently each have in place a Supplemental Executive Retirement Plan (“SERP”). The current SERP’s were entered into on October 17, 2002 between the NEOs and the Bank and provides a retirement benefit calculated as a percentage of the average annual cash compensation paid over the most recently completed three (3) calendar years, with payments commencing upon attaining age 65. The Company believes the SERPs support the	Non-Qualified retirement benefits

objective of maintaining a stable, committed and qualified team of executives that are focused on the long-term performance of the Company.

Other Compensation	To provide for the wellness of our executives, the NEOs receive broad-based employee benefits such as medical, dental, disability, long term care insurance and life insurance coverage. Additionally, the NEOs receive the use of a company car or an automobile allowance, as well as certain country club memberships considered necessary to the performance of their respective responsibilities. Each of the NEOs entered into a Split Dollar Agreement December 31, 2003 that upon the executive’s death, entitles the Named Executive Officer’s beneficiary equal to 60% of the Net Death Proceeds.	Various

Compensation Program Design

The focus of our executive compensation policy is to correlate changes in total compensation with changes in the value created for our shareholders, while at the same time continually monitoring market place compensation ranges and making appropriate adjustments. These adjustments are intended to assure ourselves that our executive compensation packages are competitive, in order to retain our critical personnel and to attract the necessary additional executive talent we need to continue growing.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use data supplied by a compensation consultant to assist the Committee in determining appropriate benchmarks. We pay our executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. Base salaries for executives are generally targeted to be comparable with salaries paid to executives of peer banks of similar asset size, complexity and with similar products and markets.

On December 17, 2007 the Committee approved increasing the CEO’s salary to include his director’s fees and reducing his future director fees to $0. This adjustment increased the CEO’s salary to $280,128. The Committee determined current industry standards reflect inside directors serve as uncompensated Board members. Accordingly, the CEO will no longer receive separate fees for service as a member of the Board of Directors.

On February 12, 2008, the Committee authorized an increase in the CEO’s salary, which the Board approved and made effective January 21, 2008. The increase amounted to $8,404 and represents a 3% increase in the CEO’s salary. The Committee also recommended an increase of $10,000 in the CFO’s salary effective January 21, 2008. This increase for the CFO equates to a 6.49% increase over his then current salary. The Committee relied on data provided by the compensation consultant that demonstrated the CEO’s adjusted salary of $288,532 for 2008 is similar to that paid CEO’s of peer banks similar in asset size, complexity and with similar products and markets. This is well within reasonable expectations and consistent with the bank’s philosophy of targeting compensation near salaries paid by peer banks, especially considering the bank’s performance as compared to peers. The salary for the CFO was increased $10,000 effective for 2008 to bring his current salary more in line with that paid peers of banks similar in asset size, complexity and with similar products and markets as detailed in the report dated December, 2007 prepared by the compensation consultant. The table below reflects the adjusted salary amounts for 2008.

Executive	Base Salary
William G. Stevens	$288,532
R. Wesley Brewer	$164,000

On January 28, 2009, our Board approved a salary increase for the CEO and the CFO, respectively, effective January 19, 2009. An increase of $7,213, or 2.5% was approved for the CEO, and an increase of $4,000, or 2.44% was approved for the CFO. The average salary increase approved for all Company employees for 2009 is 2.5%. The Committee and the NEOs believed it was proper for 2009 to limit any NEO salary increases to the same standards applied to employees Company wide. The table below reflects the new 2009 salary amounts, based on recommendations from the Compensation Committee and approved by the Board of Directors:

Executive	Base Salary
William G. Stevens	$295,745
R. Wesley Brewer	$168,000

The Committee relied on current industry data in determining an appropriate salary increase for the NEOs. Based on information provided by the consultant, the CEO’s adjusted salary of $295,745 is slightly below the median (50th percentile) paid to CEOs of peer banks similar in asset size, complexity and with similar products and markets. This is well within reasonable expectations and consistent with the bank’s philosophy of targeting median salary levels comparable to that paid by peer banks. The CFO received a salary increase of $4,000 effective for 2009 bringing his current salary to $168,000, which is less than the median salary paid to CFO’s of peer banks.

Cash Based Short-Term Annual Incentives. The Company provides the NEOs an opportunity to receive an annual cash incentive award predicated on bank performance in the current year. We use annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives, and to motivate and retain our executives. Awards are provided under the terms of an Annual Incentive Plan with targets for the Plan set annually by the Board of Directors upon recommendations by the Compensation Committee, with possible discretionary adjustments from time to time. Target performance levels are based upon historic patterns of performance and strategic objectives. A performance threshold for each measure ensures that bonuses are not paid for substandard accomplishments. The performance measures for 2008 were limited to Return on Assets (ROA). Incentive awards are paid from a “pool” determined by formulas that are based on actual year end ROA compared to targeted ROA. The targeted pool for the executives for the year ending December 31, 2008 was $312,000 with the opportunity to increase up to $684,000 based on superior performance. The executive incentive pool was determined as follows.

The “Matrix” for the executive pool for 2008 targeted ROA of 0.65%, or 6% of Net Income. Targeted ROA was predicated on total assets of $800 million at the end of 2008. This level of performance generated approximately $312,000 for the executive incentive pool. Performance above this level produced correspondingly larger amounts available for distribution to the executives. The table below illustrates the operation of the Executive Incentive Pool:

Total Assets (thousands)	ROA (rounded)	Net Income	Incentive percent	Pretax expense	Aftertax expense
$800,000	0.65%	$5,200,000	6.0%	$312,000	$193,440
$800,000	0.75%	$6,000,000	7.0%	$420,000	$260,400
$800,000	0.85%	$6,800,000	8.0%	$544,000	$337,280
$800,000	0.95%	$7,600,000	9.0%	$684,000	$424,080

As described earlier, the Company’s incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, the awards must be approved by the Compensation Committee and the Board of Directors. Actual performance was below the minimum required to generate an incentive award, therefore the Committee recommended and the Board of Directors approved that no cash incentives were awarded to the NEOs for 2008.

The amounts earned for 2007 and paid in 2008 are consistent with the intent of the Committee to provide incentive opportunities to the executives to earn awards similar to those paid to peers for similar performance. The “target” incentive for the CEO was designed to provide up to 50% of salary as a cash incentive for attaining targeted performance goals, which is in line with market practices and consistent with the documentation and recommendations provided by the compensation consultant. Actual performance for 2007 was above the peer median (50th percentile).

Equity Awards. Our Compensation Committee and/or Board of Directors award equity grants through the issuance of Restricted Stock. The awards have a three-year vesting period and are generally granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These equity awards are issued under the 2004 Equity Incentive Plan that was approved by our shareholders in May 2004. The number of shares awarded is influenced by the Company’s overall performance measures relative to peer banks (asset growth, ROAA, ROAE, net interest margin, efficiency ratio, core EPS growth), however other factors may enter into the decision to award restricted stock such as employee retention. Beginning in 2004, we granted restricted stock to the NEOs that become fully vested at the end of three years. Restricted stock grants are priced and accounted for using the closing market price of our common stock on the official award date. On January 10, 2008 the Committee recommended the NEOs be granted restricted stock based on overall bank performance for 2007, which the Board approved as of February 1, 2008 as follows:

Executive	Actual Award
William G. Stevens	4,000
R. Wesley Brewer	2,000

These restricted stock grants have a Fair Market Value at date of grant of $62,920 and $31,460, respectively, based on the grant date share price of $15.73 per share. The Company includes this as compensation expense for each executive in accordance with SEC requirements and with accounting rules established by the Financial Accounting Standards Board (FASB). Financial Accounting Standard 123R (FAS 123R) requires the Fair Market Value of restricted stock be expensed ratably over the vesting period of the award. The grants to Messrs. Stevens and Brewer vest 100% on the third anniversary of the grant date.

The annual recorded expense of these awards, as included in compensation, equates to approximately $20,764 for Mr. Stevens and $10,382 for Mr. Brewer and is similar to awards as a percentage of salary granted to executives of peer banks for similar performance. This is consistent with the Committee’s previously stated objective to reward the NEOs with long term incentive awards similar to those paid peers.

At a Compensation Committee meeting on January 6, 2009, the Committee approved a recommendation to award 10,000 shares of Restricted Stock to the CEO, Mr. Stevens, and 8,000 shares of Restricted Stock to the CFO, Mr. Brewer. The Committee believes the issuance of Restricted Stock to the NEOs further aligns their compensation with the expectations of shareholders, and in consideration of no cash incentive award paid for 2008, is appropriate. The Board approved this recommendation effective February 1, 2009. These restricted stock grants have a Fair Market Value at the date of grant of $61,400 for the CEO and $49,120 for the CFO, based on the grant date price of $6.14 per share.

As a public company, our Compensation Committee’s equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Executive Retirement Benefits. We also have a non-qualified, unfunded supplemental executive retirement plan arrangement (“SERP”) in place for the NEOs, Messrs. Stevens and Brewer, in the form of a Salary Continuation Agreement. We provide a SERP to the NEOs as an important part of their overall compensation package. In addition, each SERP includes important retention provisions that protect the Company upon the officer’s termination of employment. We believe, the SERP helps support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Company.

We currently have SERPs with Messrs. Stevens and Brewer that have been in place since October 17, 2002. For Mr. Stevens, the SERP allocates a supplemental retirement benefit of 49.45% of average annual cash compensation over the most recently completed three (3) calendar years of employment that will be paid in equal monthly installments for 18 years starting at age 65. For Mr. Brewer, the SERP allocates a benefit of 40% of average annual cash compensation over the most recently completed three (3) calendar years of employment that will be paid in equal monthly installments for 21 years starting at age 62. These benefit payments would remain the same under a change-in-control provision that is incorporated into the SERP. The participant is entitled to a change in control benefit only in the event of the participant’s termination of employment following a change in control, payable at normal retirement age (August 31 following attainment of age 65 for Stevens and age 62 for Brewer).

In the event of death or disability, we are obligated to pay Messrs. Stevens and Brewer, or beneficiaries, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. The lump sum benefit is based on 100 percent vesting of the balance in the executive’s accrual account at the end of the Plan Year (currently August 31st) immediately prior to the date of termination due to death or disability. We discuss the associated payments under “Potential Benefits Payable Immediately Upon Certain Separation Events”.

In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, Mr. Stevens and Mr. Brewer are entitled to an annual payment under the terms of the SERP. The benefit amount is tied to their annual compensation, and it is equal to the vested portion of the executive’s SERP accrual account at the end of the Plan Year immediately prior to the date of termination. The benefit is payable in twelve equal monthly installments for eighteen years following Mr. Stevens attaining the age of sixty-five and twenty-one years following Mr. Brewer attaining the age of sixty-two (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with the Company (or its predecessor). As of the date hereof, both Mr. Stevens and Mr. Brewer are 100 percent vested.

Split Dollar Agreements. Each of our named executives has a Split Dollar Agreement entered into December 31, 2003, whereby we purchased single premium life insurance on the executive. Upon the executive’s death, his beneficiary is entitled to a benefit equal to sixty percent of the Net Death Proceeds. The Net Death Proceeds represents the total death proceeds less the cash surrender value of the policy. The Company is the owner of the policy and is entitled to receive an amount equal to the Cash Surrender Value of the policy and forty percent of the additional death proceeds upon the executive’s death. The executives include the imputed value of the premium paid by the bank for the portion of the insurance benefit due their beneficiary, upon the NEO’s death, as taxable income each year. The Net Death Proceeds benefit for Messrs. Stevens and Brewer is approximately $1.2 million and $1.44 million respectively. We believe this is a valuable method to retain our executives.

Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, 401k and term life insurance programs. Mr. Stevens also receives the exclusive use of a company car, and Mr. Brewer receives an automobile allowance. Messrs. Stevens and Brewer also receive paid country club memberships and long term care insurance premiums.

Employment Agreements. The Company entered into Employment Agreements with each of the NEOs effective March 3, 2008. Under the terms of the agreement, each NEO is entitled to certain payments in the event of termination by the bank for other than Cause or in the event of termination by the executive for “Good Reason”. The payments due each of the NEO’s for any of the covered events is as follows:

Payments and Benefits	For Cause	Termination without Cause or for Good Reason	Change in Control Payments	Death or Disability
Base Salary	None	2 times current salary	2.99 times current salary, if terminated	None

Annual Cash Incentive	None	2 times average received for the most recent 3 years	2.99 times average received for the most recent 3 years	None

Non Qualified SERP	None	Account balance of benefit at normal retirement age	Present value of account balance at normal retirement age	Accrued balance at event/ death

280G Tax Gross up	None	N/A	Equal to the excise due as a result of excess parachute payments	N/A

Unvested Stock Options	None	Immediate vesting	Immediate vesting	None

Unvested Restricted Stock Awards	None	Immediate vesting	Immediate vesting	None

Retention Bonus	None	N/A	2.99 times current cash compensation	N/A

Payments are contingent upon the NEO executing a Severance and Release Agreement requiring the NEO to release the Company, its shareholders and any subsidiaries from all claims or suits of any nature arising out of the NEO’s employment with the Company. The initial term of the agreement is for three years and automatically renews for subsequent one year terms until retirement or notification by either party of the intent not to renew.

Tax Considerations. The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. The current Annual Incentive Bonus Pool and the Incentive Stock Compensation Plan are designed to constitute “performance based compensation”. Compensation for the NEO’s currently is not in excess of the limit imposed by Section 162(m) of the Internal Revenue Code and all of the compensation the Company paid in 2008, 2007, and 2006 to the NEOs is expected to be deductible under Section 162(m). The Committee will continue to evaluate whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws. The Committee retains the flexibility to pay non-deductible compensation if it believes this is in the best interests of the Company.

Stock Ownership Requirements. In accordance with the requirements of South Carolina banking law, each of the directors of CapitalBank is required to own unencumbered and unpledged shares of the Company’s common stock having an aggregate book value as of December 31st of the most recent year of at least five hundred dollars. Other than this statutory stock ownership requirement, we have not adopted formal stock ownership requirements for our NEOs and board members. We encourage our NEOs and Directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy and the employment agreement does include provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley provides limited ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Internal Revenue Code 409A. The SERP Agreements for the NEOs were amended to comply with the requirements under IRC 409A. Specifically, the agreements were amended to provide for definitions identical to those detailed in IRC 409A.

NAMED EXECUTIVE OFFICER COMPENSATION

The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 31, 2008, 2007 and 2006 for (i) the Company’s Chief Executive Officer and; (ii) the Company’s Chief Financial Officer (collectively, the “Named Executive Officers”). When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews available data presented by outside consultants, management and other reliable sources which compares the executive’s current compensation, including equity and non-equity based compensation to market practices and historical Company paid compensation for prior years. Each of the Named Executive Officers has entered into an employment agreement with the Company, the terms of which are detailed in the previous section of this discussion.

The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal years ended December 31, 2007 and 2008. “Bonuses” for purposes of the table below consist of discretionary amounts not associated with an approved incentive plan, such as a relocation bonus. Amounts listed under the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Compensation Committee during meetings held in 2007 and 2006 and were paid out shortly after year end.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Comp. ($) (5)	Total ($) (6)
William G. Stevens, President/CEO	2008	$288,532	$74,195	—	$0	$262,113	$29,579	$654,419
	2007	$255,528	$120,737	—	$130,000	$237,344	$48,968	$792,577
	2006	$245,700	$109,546	—	$71,000	$207,978	$46,618	$680,842

R. Wesley Brewer, CFO, EVP and Secretary	2008	$164,000	$47,423	—	$0	$12,437	$21,393	$245,253
	2007	$154,000	$69,127	—	$79,000	$11,560	$21,532	$335,219
	2006	$149,000	$51,731	—	$38,000	$9,782	$20,613	$269,126

(1)	Stock Awards – represents the proportionate amount of the total fair value of stock awards recognized as expense by the Company in the 2008, 2007 and 2006 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards as stated in FAS 123R. The amounts reported in the column “Stock Awards” represent shares of unvested Restricted Stock granted to each of the NEO’s for 2008, 2007 and 2006. The number of shares granted to the CEO for each of these years is 4,000 shares, 4,887 shares and 3,450 shares, respectively. The CFO received restricted stock awards of 2,000 shares, 3,450 shares and 2,300 shares, respectively. Each of the stock grants vests upon the third anniversary of the grant date. See notes to the Company’s consolidated financial statements for the relevant valuation and expense assumptions for equity based compensation awards. The table below details the annual grants and the related expense as calculated pursuant to FAS 123R.

NEO	Grant Date	Shares Awarded* (#)	Vesting period	Price at Grant date* ($)	2006 FAS 123R Expense ($)	2007 FAS 123R Expense ($)	2008 FAS 123R Expense ($)
William G. Stevens	8/24/2004	6,000	3 years	$21.30	$42,600	$24,850	$0
	1/21/2005	6,900	3 years	$20.00	$46,000	$46,000	$2,646
	2/1/2006	3,450	3 years	$19.87	$20,945	$22,850	$22,851
	2/1/2007	4,887	3 years	$18.10	$0	$27,037	$29,501
	2/1/2008	4,000	3 years	$15.73	$0	$0	$19,197

NEO	Grant Date	Shares Awarded* (#)	Vesting period	Price at Grant date* ($)	2006 FAS 123R Expense ($)	2007 FAS 123R Expense ($)	2008 FAS 123R Expense ($)
R. Wesley Brewer	8/24/2004	1,000	3 years	$21.30	$7,100	$4,142	$0
	1/21/2005	4,600	3 years	$20.00	$30,667	$30,667	$1,764
	2/1/2006	2,300	3 years	$19.87	$13,964	$15,233	$15,233
	2/1/2007	3,450	3 years	$18.10	$0	$19,085	$20,827
	2/1/2008	2,000	3 years	$15.73	$0	$0	$9,598

*	Adjusted for 15% stock dividend in November 2007.

The amount reported for 2006 reflects the actual expense that should have been reported for that year and is different than originally reported in the proxy statement filed April 9, 2007. The amount reported in the proxy last year reflected the full Fair Market Value of the restricted stock awards granted in 2007 and not the reportable expense for the unvested shares as of December 31, 2006, as required by FAS 123R. This is attributable to a determination in December, 2006 by the SEC to use FAS 123R for purposes of reporting equity compensation in the Summary Compensation Table instead of Fair Market Value as previously indicated.

(2)	Option Awards – Represents the proportionate amount of the total fair value of stock option awards recognized as expense by the Company in the 2008 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards as stated in FAS 123R. The amounts reported in this column represent the unvested options granted in prior years. All previously issued options granted to the NEOs vested prior to 2006. Accordingly, no expense for these options was recorded in 2008, 2007, or 2006. The amounts above reflect the expense to be recorded for the following grants under FAS123R.
(3)	Non Equity Incentive Plan Compensation – Represents compensation attributable to the Company’s performance based Annual Incentive Plan which uses a pooled approach based on asset and EPS growth targets.
(4)	Change in Pension Value and Non Qualified Deferred Compensation Earnings – represents the change in each NEO’s accrual account balance associated with a non-qualified, defined benefit Supplemental Executive Retirement Plan (SERP). The amounts shown include both company contributions and earnings on prior accruals, with annual accruals based on the terms of Salary Continuation Agreements discussed further under Pension Benefits in this proxy. The increase in value for 2008 and 2007 reflects factors such as the executive’s age, current compensation, projected retirement benefit, and anticipated future accruals prior to retirement.
(5)	All other Compensation – Represents the amounts paid to or on behalf of the NEOs for insurance premiums, memberships, auto allowance and, in the case of the CEO, director’s fees. The amounts for each year are detailed below.

All Other Compensation	Year	Director Fees	Life Insurance Premiums	401k Match	Imputed income BOLI Death Benefit	Executive Mileage	Country Club Dues & Assessments	Long Term Care Premiums
CEO	2008	$0	$360	$9,450	$10,301	$1,797	$5,999	$1,672
CEO	2007	$21,200	$390	$9,450	$9,265	$899	$6,349	$1,415
CEO	2006	$18,900	$390	$9,900	$8,520	$922	$6,314	$1,672
CFO	2008	n/a	$360	$9,450	$1,613	$5,731	$3,515	$724
CFO	2007	n/a	$390	$8,513	$1,580	$5,501	$4,935	$613
CFO	2006	n/a	$390	$8,457	$1,546	$5,426	$4,070	$724

(6)	Total – Represents the sum of all compensation paid to the NEO for 2008, 2007 and 2006. The amount reported for 2006 is different than reported in the Proxy filed April, 2007 due to the exclusion of the amount reported as a Change in Pension Value and Nonqualified Deferred Compensation Earning from the total reported for that year. We corrected that oversight in the 2008 Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes certain information regarding grants of plan-based awards to the NEOs in 2008, 2007, and 2006:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ( $/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William G. Stevens	02/01/08	—	—	—	—	—	—	4,000	—	—	$62,920

	02/01/07	—	—	—	—	—	—	4,887	—	—	$88,485

	2/1/2006	—	—	—	—	—	—	3,450	—	—	$68,550

R. Wesley Brewer	02/01/08	—	—	—	—	—	—	2,000	—	—	$31,460

	02/01/07	—	—	—	—	—	—	3,450	—	—	$62,460

	2/1/2006	—	—	—	—	—	—	2,300	—	—	$45,700

(1)	All Other Stock Awards – Represents the award of Restricted Shares during 2008, 2007 and 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007.The shares vest 100% on the third anniversary of the grant date. The Fair Market Value of the shares at date of grant are expensed according to FAS 123R and reflected in the Summary Compensation Table under Stock Awards. Assumptions used in calculating the expense of these awards are included in the notes to the Company’s consolidated financial statements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008, 2007, and 2006.

Name	Fiscal Year End	Options Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		(1)							(2)	(3)
William G. Stevens	2008	—	—	—	—	—	—	—	3,450	$25,151
		—	—	—	—	—	—	—	4,887	$35,626
		—	—	—	—	—	—	—	4,000	$29,160

R. Wesley Brewer	2008	5,721	0	0	$17.48	01/14/09	—	—	2,300	$16,767
		—	—	—	—	—	—	—	3,450	$25,151
		—	—	—	—	—	—	—	2,000	$14,580

William G. Stevens	2007	—	—	—	—	—	—	—	6,900	$103,362
		—	—	—	—	—	—	—	3,450	$51,681
		—	—	—	—	—	—	—	4,887	$73,207

R. Wesley Brewer	2007	6,900	0	0	$12.43	01/15/08	—	—	4,600	$68,908
		5,721	0	0	$17.48	01/14/09	—	—	2,300	$34,454
		—	—	—	—	—	—	—	3,450	$51,681

William G. Stevens	2006	—	—	—	—	—	—	—	6,900	$123,510
		—	—	—	—	—	—	—	6,900	$123,510
		—	—	—	—	—	—	—	3,450	$61,755
		—	—	—	—	—	—	—	4,887	$87,477

R. Wesley Brewer	2006	5,000	0	0	$12.50	03/20/07	—	—	1,150	$20,585
		6900	0	0	$12.43	01/15/08	—	—	4,600	$82,340
		5,721	0	0	$17.48	01/14/09	—	—	2,300	$41,170
		—	—	—	—	—	—	—	3,450	$61,755

(1)	Number of Securities Underlying Unexercised Options Exercisable – Represents the number of vested stock options as of December 31, 2008, 2007 and 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007. The options vest and become exercisable on the first anniversary of the grant date, subject to the holder’s continued employment. Options expire 5 years from the date of grant.

(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested – Represents the number of unvested shares of restricted stock as of December 31, 2008, 2007 and 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007. The restricted stock vests 100% on the third anniversary of the date of the grant, subject to the holder’s continued employment.
(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested –Represents the market value of unvested shares of restricted stock as of December 31, 2008, 2007 and 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007.Amounts in this column reflect the closing price of the common stock of $7.29 as of December 31, 2008, $14.98 as of December 31, 2007 and $20.58 as of December 31, 2006. The restricted stock will cliff vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

The following table details the options and stock awards vested and/or exercised during 2008, 2007 and 2006.

Name	Year	Option Awards (1)		Stock Awards (3)
		Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William G. Stevens	2008	—	—	6,900	$109,365

R. Wesley Brewer	2008	6,900	$17,871	4,600	$72,910

William G. Stevens	2007	—	—	6,000	$123,000

R. Wesley Brewer	2007	5,000	$40,100	1,000	$20,500

R. Wesley Brewer	2006	3,150	$43,817	—	—

(1)	Number of Shares Acquired on Vesting on Value Realized – Relates to stock options exercised during 2008, 2007, and 2006.
(2)	Value Realized Upon Exercise – Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
(3)	Number of Shares Acquired on Vesting and Value Realized – Reflects the number of restricted shares awarded that vested during each of the years stated. The closing price of the stock on the 2008 vesting date was $15.85 per share, and on the 2007 vesting date was $20.50 per share.

PENSION BENEFITS

The following table represents the Present Value of the amount necessary to provide the vested retirement benefit to each of the NEO’s covered by a Salary Continuation Agreement (SERP). The information is as of December 31, 2008, December 31, 2007 and December 31, 2006.

Name		Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William G. Stevens	2008	CapitalBank Salary Continuation Agreement	21	$1,122,694	—

	2007	CapitalBank Salary Continuation Agreement	20	$860,581

	2006	CapitalBank Salary Continuation Agreement	19	$623,237	—

R. Wesley Brewer	2008	CapitalBank Salary Continuation Agreement	11	$52,900	—

	2007	CapitalBank Salary Continuation Agreement	10	$40,463

	2006	CapitalBank Salary Continuation Agreement	9	$28,903	—

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain or offer any Deferred Compensation arrangements to any of the NEO’s and does not guarantee above market earnings to the NEO’s in any agreement or deferred compensation arrangement, including the Salary Continuation Agreement (SERP) detailed in the foregoing Pension Benefits Table. The table below is presented solely to illustrate the Company’s position regarding Deferred Compensation.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
William G. Stevens	—	—	—	—	—
R. Wesley Brewer	—	—	—	—	—

POTENTIAL BENEFITS PAYABLE UPON CERTAIN TERMINATION EVENTS

The table below and the notes that follow provide estimated amounts that would have been payable to each of the NEOs had the specified separation events occurred on December 31, 2008 or after adoption of the Employment Agreements for each of the NEO’s. The table shows only those events that would trigger additional payments to the NEOs beyond compensation earned through the date of termination. For example, in the event of termination for cause (generally referring to misconduct or failure to perform the duties of the position), executives receive no additional compensation or accelerated vesting of outstanding equity grants.

Potential Payments Upon Termination - William G. Stevens

Payments and Benefits	Voluntary Termination without Good Reason or Termination with Cause (1)	Involuntary Termination without Cause or Termination by Executive for Good Reason (2)	Termination Related to Change in Control (3)	Death (4)	Disability (4)	Normal Retirement (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance Payments and Benefits

Base Salary	$0	$591,490	$884,278	$0	$0	$0

Annual Cash Incentive	$0	$145,657	$217,757	$0	$0	$0

401K matching contributions	$0	$18,375	$0	$0	$0	$0

Non Qualified SERP	$0	$1,645,234	$1,440,502	$1,031,353	$1,031,353	$1,122,694

Life Insurance	$0	$0	$0	$1,200,000	$0	$0

280G tax gross-up	$0	$0	$1,247633	$0	$0	$0

Equity Awards

Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock awards	$0	$77,630	$77,630	$77,630	$77,630	$0
Potential Payments Upon Termination - R. Wesley Brewer
Payments and Benefits	Voluntary Termination without Good Reason or Termination with Cause (1)	Involuntary Termination without Cause or Termination by Executive for Good Reason (2)	Termination Related to Change in Control (3)	Death (4)	Disability (4)	Normal Retirement (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance Payments and Benefits

Base Salary	$0	$336,000	$502,320	$0	$0	$0

Annual Cash Incentive	$0	$111,657	$166,927	$0	$0	$0

401K matching contributions	$0	$23,599	$0	$0	$0	$0

Non Qualified SERP	$0	$1,404,552	$233,562	$49,631	$49,631	$52,900

Life Insurance	$0	$0	$0	$1,440,000	$0	$0

280G tax gross-up	$0	$0	$414,025	$0	$0	$0

Equity Awards

Unvested Stock Options	$0	$0	$0	$0	$0	$0

Unvested Restricted Stock awards	$0	$45,701	$45,701	$45,701	$45,701	$0

(1)	Voluntary Termination without Good Reason or Termination with Cause – In the event the executive terminates his employment with the Company voluntarily and with no Good Reason (as defined in the NEO’s Employment Agreement), or if the Company terminates the NEO’s employment for Cause (as defined in the Employment Agreement), then all of the Company’s obligations to the executive cease and no further compensation is owed to the executive. Additionally, all unvested stock awards terminate.
(2)	Involuntary Termination without Cause or Termination by Executive for Good Reason – In the event of termination for reasons other than cause, death, change in control (CIC), or, Disability, the SERP provides a benefit equal to the executive’s vested accrual account balance as of the end of the plan year (August 31) immediately prior to the termination date. This benefit vests 10% for each year of service. Messrs. Stevens and Brewer are fully vested in the benefit as of August 31, 2007. The amount shown represents the present value of the benefit as of December 31, 2008, but the benefit is not payable until normal retirement age. The Employment Agreement states that in the event of termination by the bank without Cause or by the executive for Good Reason, the executive is entitled to the SERP benefit and the 401K benefit he would have received had he stayed until normal Retirement Age (65 for Mr. Stevens and 62 for Mr. Brewer) and is entitled to receive the full amount upon termination of employment. The executive is also entitled to a cash payment equal to 2 times current salary, 2 times the most recent three year average of cash incentives paid under the Annual incentive Plan and all unvested stock awards immediately vest. The amounts in column (c) are the estimated amounts due the NEOs if these payments are triggered by a qualifying event.
(3)	Termination Related to Change in Control – In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee within one hundred and twenty days prior to or ten days following a change of control, except for Cause, Death or Disability, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to 2.99 times salary and cash incentive, calculated as noted above, and the present value of the SERP benefit due the executive to provide the benefit he would have received upon retiring, with payments commencing upon Normal Retirement Age. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Stevens and Brewer in the event of a change of control and the subsequent additional payments by the Company to make the executive whole to be $1,247,633 and $414,025, respectively. As a result, the Company has assumed a personal income tax rate of 43.45% (35% Federal, 7% state, 1.45% FICA) for each executive and has included the additional gross up amount in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters would be extended over a period of time such that the executive’s compensation would likely not be subject to section 280(g) of the Internal Revenue Code.
(4)	Death or Disability – The Company’s obligation in the event of Death is limited to earned but unpaid cash incentive awards, the accrued balance in the SERP, unvested stock awards and the insurance amount due according to the Split Dollar Plan. The amount reflected for Life Insurance is the Split Dollar obligation and is secured by a life insurance policy on the executive’s life in an amount greater than the Life Insurance amount due in column (e). Similar payments are due in the event the executive becomes disabled as defined in the Company’s disability plan with the exception of the life insurance payment.
(5)	Normal Retirement – The SERP value shown for each NEO’s Normal Retirement benefit is his 2008 year-end accrual account balance. The account balance is the sum of all past accruals, plus interest earning on the accruals as specified in the agreement. The accrual account balance is based on the present value of the targeted retirement benefit (i.e., 49.45% and 40% of final three-year average compensation for Messrs. Stevens and Brewer, respectively. The account balance as of December 31, 2008 is the amount that needs to be set aside today in order to provide an eventual benefit upon retirement as specified in the SERP. In calculating the present value, we assume each executive’s compensation will increase 4% annually until retirement, annual accruals will continue between now and retirement, and all amounts in the account will be credited with interest as specified in the agreement. We describe the SERP in more detail above, immediately following the Pension Benefit table.

Split Dollar Agreements

CapitalBank has entered into a Split Dollar Agreement with William G. Stevens as of December 31, 2003, a copy of which is available from us or from our public filing of a Form 10-K with the Securities Exchange Commission as of March 26, 2004. Under the Split Dollar Agreement, as long as Mr. Stevens continues to be employed by us until the earliest of August 31st following his sixty-fifth birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is sixty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Stevens’ death.

CapitalBank has also entered into a Split Dollar Agreement with R. Wesley Brewer as of October 17, 2002, a copy of which is available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Split Dollar Agreement, as long as Mr. Brewer continues to be employed by us until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is fifty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death. CapitalBank shall not sell, surrender, or transfer ownership of the policy while the Agreement is in effect without first giving Mr. Brewer or his transferee the option to purchase the policy at its cash surrender value for a period of sixty days from CapitalBank’s written notice of intent to sell, surrender, or transfer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee establishes and oversees the design and functionality of the Company’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement for the 2009 Annual Meeting.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Harold Clinkscales, Jr. (Chair)

Patricia C. Hartung

Wayne Q. Justesen, Jr.

H. Edward Munnerlyn

George B. Park

Lex D. Walters, PhD

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been our executive officer or employee or an executive officer or employee of any of our subsidiaries. None of the members of the Compensation Committee is or has been a member of the compensation committees of another entity. Mr. Stevens was a director and a member of the compensation committee of the board of Community Bankers Bank in Richmond, Virginia from 2006 until May 2008. Mr. Brewer is not a member of the compensation committee, or a director of another entity.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with Elliott Davis, LLC, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and letter from Elliott Davis, LLC required by Independence Standards Board Standard No. 1, and discussed with Elliott Davis, LLC its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee of the Board of Directors.

Lex D. Walters, PhD, Chairman
Patricia C. Hartung
Wayne Q. Justesen, Jr.
Clinton C. Lemon, Jr.
Miles Loadholt
George B. Park

MISCELLANEOUS

Does the company have a code of ethics?

We adopted a Senior Financial Officer Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have filed a copy of this code as Exhibit 14 to our annual report on Form 10-K, which was filed with the Securities and Exchange Commission as of March 26, 2004.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with the Board may do so by addressing correspondence to our Chairman of the Board at the address indicated on page one of this proxy statement. Shareholders and other parties interested in communicating directly with individual Board members may do so by addressing correspondence to the individual Board member at the address indicated on page one of this proxy statement. The corporate Secretary or his designee will review all such correspondence and regularly forward to the Board a summary of the correspondence and copies of the correspondence that, in the opinion of the corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the Board and request copies of such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be addressed to the attention of our internal audit department, who will forward such correspondence to our Audit Committee.

When are shareholder proposals for the 2010 Annual Meeting due?

If you would like to have a proposal considered for inclusion in the proxy statement for the 2010 annual meeting, we must receive your written proposal at the address on the cover of this proxy statement, attention Corporate Secretary, no later than December 11, 2009. Each shareholder submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, including without limitation being the holder of at least $2,000 in market value, or 1%, of the securities entitled to be voted on the proposal at the annual meeting for at least one year by the date the shareholder submits the proposal and continue to hold those securities through the date of the 2010 annual meeting.

If you wish to submit a proposal for consideration at the 2010 annual meeting, but which will not be included in the proxy statement for the meeting, we must receive your proposal in accordance with our Bylaws. Our Bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders. For a notice to be timely, it must be received at our principal offices at the address on the cover of this proxy statement sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders. In other words, proposals for the 2010 annual meeting must be received by at least March 22, 2010 but not prior to February 19, 2010. However, if the 2010 annual meeting is not held within thirty days before or after May 20, 2010, then for the notice by the shareholder to be timely, it must be received at our principal offices at the address on the cover of this proxy statement not later than the close of business on the tenth day following the date on which the notice of the 2010 annual meeting was actually mailed. The notice must give: (a) a brief description of the business desired to be brought before the 2010 annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting the business at the 2010 annual meeting; (b) the name and address, as they appear on our books, of the shareholder(s) proposing the business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the 2010 annual meeting, if the date has been made publicly available, or as of a date within ten days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in the business. Shareholders desiring to make proposals to be presented at the 2010 annual meeting are directed to these requirements as more specifically set forth in our Bylaws, a copy of which is available upon request to our Corporate Secretary at the address listed on the cover of this proxy statement. The chairman of the 2010 annual meeting may exclude from the meeting any matters that are not properly presented in accordance with these Bylaw requirements.

Notwithstanding the foregoing, our Articles entitle any shareholder entitled to vote for the election of directors to make nominations for the election only by giving written notice to our Secretary at least thirty days but not more than sixty days prior to the annual meeting of shareholders at which directors are to be elected, unless the requirement is waived in advance of the meeting by the affirmative vote of eighty percent of our directors.

ANNUAL REPORT ON FORM 10-K

We are delivering to our shareholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. Shareholders to whom this proxy statement is mailed who desire an additional copy of the Annual Report on Form 10-K may obtain one without charge by making written request to R. Wesley Brewer, Chief Financial Officer, P. O. Box 218, Greenwood, South Carolina 29648.

The proxy statement and annual report to security holders for the stockholder meeting to be held on May 20, 2009 are available at www.comcapcorp.com.

You may obtain directions to attend the meeting and vote in person by contacting Investor Relations at (864) 941-8242.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Greenwood, South Carolina	Patricia C. Hartung
April 10, 2009	Chairman of the Board

Exhibit 99.1 Proxy Card

REVOCABLE PROXY

COMMUNITY CAPITAL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 20, 2009, AT CAPITALBANK, 109 MONTAGUE AVENUE, GREENWOOD, SOUTH CAROLINA AT 9:00 A.M. LOCAL TIME.

The undersigned hereby appoints William G. Stevens and R. Wesley Brewer, or either of them acting in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of the common stock of Community Capital Corporation, South Carolina corporation, held or owned by the undersigned or standing in the name of the undersigned at the 2009 Annual Meeting of Shareholders of Community Capital Corporation and any adjournment thereof, and the undersigned hereby instructs said attorneys to vote as follows:

1.	Election of Directors:	For All	Withhold All	For All Except

Three year term:

	B. Marshall Keys	☐	☐	☐
	George B. Park	☐	☐	☐
	George D. Rodgers	☐	☐	☐
	Lex D. Walters, Ph.D.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in space provided below.

2.	The ratification of the appointment of Elliott Davis,	For	Against	Abstain
	LLC, as our independent public accountant for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.

Date
Shareholder sign above
Date
Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

COMMUNITY CAPITAL CORPORATION

THE PROXIES WILL BE VOTED AS INSTRUCTED. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE, AND THE PROXIES HEREIN NAMED WILL VOTE ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF IN ACCORDANCE WITH THEIR JUDGMENT.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY